Exhibit 10.8

SECURED PROMISSORY NOTE

$300,000.00	Redding, Connecticut
Dated: As of December 28, 2007

          FOR VALUE RECEIVED, GREEN EARTH TECHNOLOGIES, INC. (“Borrower”) promises to pay to the order of Simon Higgs (“Lender”), at 65-B Sunset Hill Road, Redding, CT 06896 or at such other place as Lender may designate in writing the principal sum of Three Hundred Thousand Dollars ($300,000.00), plus interest as hereinafter provided, all in lawful money of the United States of America, in accordance with the terms hereof.

          The unpaid principal balance of this secured promissory note (“Note”) shall bear interest computed upon the basis of a year of 365 days for the actual number of days elapsed in a month at a rate of five percent (5%) per month, compounding annually (the “Effective Rate”).

          The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be immediately due and payable in full on the earlier of: (a) the closing of the next round of financing (whether equity, debt or any combination thereof) of Green Earth Technologies, Inc. in the amount of at least $3,000,000; or (b) March 31, 2008.

          This Note may be paid in full or in part at any time without payment of any prepayment fee or penalty. All payments received hereunder shall, at the option of Lender, first be applied against accrued and unpaid interest and the balance against principal. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower’s assumption of these risks.

          Upon the occurrence of any of the following events of default (“Event of Default”): (a) failure to make any payment of principal or interest when due under this Note; (b) any “event of default” under that certain Stock Pledge Agreement, of even date herewith, by and between Borrower and Lender; (c) Borrower’s failure generally to pay debts as they mature, or the appointment of a receiver or custodian over a material portion of Borrower’s assets, which receiver or custodian is not discharged within sixty (60) days of such appointment; (d) any voluntary bankruptcy or insolvency proceedings are commenced by Borrower, or any involuntary bankruptcy or insolvency proceedings are commenced against Borrower (which, in the case of involuntary proceedings are not set aside within sixty (60) days from the date of institution thereof); or (e) any writ of attachment, garnishment, execution, tax lien, or similar writ is issued against any property of Borrower; then, at the election of Lender and without notice, demand or presentment, the entire principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable. All costs and expenses of collection, including, without limitation, reasonable attorneys fees and expenses, shall be added to and become part of the total indebtedness.

          Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount hereof shall bear interest at a rate which is three percent (3.0%) per annum greater than the Effective Rate otherwise applicable.

          Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any default, neither the failure of Lender promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Lender to demand strict performance of any other obligation of Borrower or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Borrower or any other person who may be liable hereunder.

          Borrower and all endorsees, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Lender diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Lender with respect to payment or any other provisions of this Note. The liability of Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party.

          Notwithstanding anything herein to the contrary, in no event shall Borrower be required to pay a rate of interest in excess of the Maximum Rate. The term “Maximum Rate” shall mean the maximum non-usurious rate of interest that Lender is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

          In the event Lender ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Borrower. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted by law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate. If Lender shall determine that the Effective Rate under this Note is usurious or otherwise limited by law, the unpaid balance of this Note, with accrued interest at the Maximum Rate, shall, at the option of Lender, become immediately due and payable.

          This Note is secured by a Stock Pledge Agreement, of even date herewith.

          This Note shall be binding upon Borrower and his successors and assigns, and the benefits hereof shall inure to Lender and its successors and assigns. This Note has been executed in the State of Connecticut, and all rights and obligations hereunder shall be governed by the laws of the State of Connecticut (without regard to its conflicts of laws principles).

BORROWER:

GREEN EARTH TECHNOLOGIES, INC.

By:

Its: